EXHIBIT 10.2
Imation Corp. 2005 Stock Incentive Plan
Amendment to Stock Option Agreement
     This STOCK OPTION AGREEMENT AMENDMENT (the “Amendment”) effective as of November ___, 2005 between Imation Corp., a Delaware corporation (the “Company”), and «Name», a non-employee Director of the Company (the “Participant”).
     WHEREAS, pursuant to a Stock Option Agreement effective as of «Name» (the “Agreement”), the Company granted to Participant the right and option to purchase all or any part of an aggregate of «Name» («Name») shares of the Company’s common stock, par value $.01 per share (the “Option”) subject to the terms and conditions set forth in the Agreement and in accordance with the terms and conditions of the Imation Corp. 2005 Stock Incentive Plan (the “Plan”).
     WHEREAS, Section 3 of the Plan provides that the committee administering the Plan (the “Committee”) has full power and authority, subject to the express provisions of the Plan and applicable law, to amend the terms and conditions of any award granted under the Plan.
     WHEREAS, pursuant to Section 3 of the Plan, the Committee has determined to amend the Agreement to provide that the Option will vest upon certain events.
     NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Participant hereby agree to amend the Agreement as follows:
     1. Section 6 of the Agreement is hereby amended in its entirety to read as follows:
6. Effect of Termination of Board Service; Change of Control.
     (a) Except as otherwise provided in Section 6(e) hereof, in the event the Participant shall cease to serve on the Board of Directors of the Company for any reason other than removal for cause, Retirement, death or Disability, the Participant may exercise the Option to the extent of (but only to the extent of) the number of vested shares the Participant was entitled to purchase under the Option on the last day of Board service, and the exercise of the Option to that limited extent may be effected at any time within thirty (30) days after the last day of Board service but not thereafter; provided, however, that the Option may not be exercised after the Expiration Date.
     (b) In the event the Participant shall cease to serve on the Board of Directors of the Company upon removal for cause by the Company’s shareholders, the Option shall be terminated as of the date of such removal.
     (c) Except as otherwise provided in Sections 6(b) and 6(e), in the event the Participant shall cease to serve on the Board of Directors of the Company because of Retirement, the Option shall become immediately exercisable in full as of the date of the Participant’s Retirement, and the exercise of the Option may be effected at any time within three (3) years after the date of the Participant’s Retirement but not thereafter; provided, however, that the Option may not be exercised after the Expiration Date. If a Participant who has thus retired dies within three (3) years after the date of the Participant’s Retirement and prior to the Expiration Date, the exercise of the Option may be effected by the Participant’s estate or by any Person or Persons to whom the Option has been transferred by will or the applicable laws of descent and distribution at any time within two (2) years after the date of the Participant’s death, but not after the Expiration Date.
     (d) Except as otherwise provided in Sections 6(b) and 6(e), in the event the Participant dies or is deemed to suffer a Disability while serving on the Board of Directors of the Company, the Option shall become immediately exercisable in full as of the date of the Participant’s death or Disability. In the event of Participant’s death, the exercise of the Option may be effected by the Participant’s estate or by any Person or Persons to whom the Option has been transferred by will or the applicable laws of descent and distribution at any time within two (2) years after the date of the Participant’s death, but not after the Expiration Date. In the event of the Participant’s Disability, the exercise of the Option may be effected by the Participant at any time within two (2) years after the date of the Participant’s Disability, but not after the Expiration Date.
     (e) Notwithstanding the provisions of Sections 4, 6(a), 6(c) and 6(d) hereof, in the event of a Change of Control, the Option shall become immediately exercisable in full as of the date of the Change of Control, and the exercise of the Option may be effected at any time within six (6) months after the date of the Change of Control, but not after the Expiration Date. In the event that the provisions of this Section 6(e) result in “payments” that are finally and conclusively determined by a court or Internal Revenue Service proceeding to be subject to the excise tax imposed by Section 4999 of the Code, the Company shall pay to the Participant an additional amount such that the net amount retained by the

Participant following realization of all compensation under the Plan that resulted in such “payments,” after allowing for the amount of such excise tax and any additional federal, state and local income and employment taxes paid on the additional amount, shall be equal to the net amount that would otherwise have been retained by the Participant if there were no excise tax imposed by Section 4999 of the Code.
     2. Section 11(c) of the Agreement is hereby amended in its entirety to read as follows:
     (c) “Retirement” means retirement under the Imation Corp. Board Retirement Policy or under such other circumstances determined to be retirement by the Committee in its sole discretion.
     3. No other terms or conditions of the Agreement are amended hereby, and all such terms and conditions of the Agreement shall remain in full force and effect.
     4. The terms, provisions and agreements that are contained in this Amendment shall apply to, be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives and permitted successors and assigns, subject to the limitations on assignment expressly set forth in the Agreement.
     The Company has caused this Amendment to be signed and delivered as of the date set forth above.

IMATION CORP.

By:

Name:

Title: